UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2020

SUNHYDROGEN, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54437	26-4298300
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 E. Yanonali, Suite 36

Santa Barbara, CA 93101

(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code: (805) 966-6566

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Not applicable	Not applicable	Not applicable

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b2 of the Securities Exchange Act of 1934 (§240.12b2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On December 28, 2020, SunHydrogen, Inc. (the “Company”) entered into a letter agreement (“Letter Agreement”) with an existing accredited investor to exercise certain outstanding warrants (the “Exercise”) to purchase up to an aggregate of 120,000,000 shares of the Company’s common stock at an exercise price per share of $0.075 (the “Existing Warrants”). The Existing Warrants were issued on December 3, 2020, had an exercise price of $0.075 per share and an exercise period of 30 months from the date of issuance.

The issuance of the 120,000,000 shares of common stock upon exercise of the Existing Warrants is registered pursuant to effective registration statements on Form S-3 (File Nos. 333-239632 and 333-251064). The gross proceeds to the Company from the Exercise are expected to be approximately $9.0 million, prior to deducting placement agent fees and offering expenses.

In consideration for the immediate exercise of the Existing Warrants for cash, the exercising investor will receive new unregistered warrants to purchase up to an aggregate of 132,000,000 shares of common stock (the “New Warrants”). The New Warrants will have an exercise price of $0.075 per share, with an exercise period of three years from the date of issuance.

H.C. Wainwright & Co., LLC (“Wainwright”) is acting as the exclusive placement agent for the Exercise and the issuance of the New Warrants. Pursuant to a letter agreement dated November 30, 2020, as amended on December 28, 2020, between the Company and Wainwright (the “Engagement Agreement”), at the closing of the Exercise, the Company will issue to Wainwright (or its designees) warrants to purchase up to an aggregate of 8,400,000 shares of common stock of the Company (the “Placement Agent Warrants”), which equals 7.0% of the aggregate number of shares of common stock issuable to the investor upon the Exercise. The Placement Agent Warrants will have an exercise price of $0.0938 per share and will otherwise have identical terms to the New Warrants. In addition, the Company has agreed to pay Wainwright an aggregate cash fee equal to 7.0% of the gross proceeds received by the Company from the Exercise and the sale of the New Warrants, a management fee of 1.0% of the gross proceeds received by the Company from the Exercise and the sale of the New Warrants, $35,000 for non-accountable expenses and a $12,900 clearing fee.

The closing of the Exercise and the issuance of the New Warrants is expected to take place on or about December 31, 2020.

The foregoing summaries of the Letter Agreement, the New Warrants and Engagement Agreement, are qualified by reference to the full text of such documents which are filed as exhibits to this report.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 is incorporated by reference into this Item 3.02. In connection with the sale of the New Warrants and the Placement Agent Warrants and the shares of common stock issuable thereunder, the Company relied upon the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, for transactions not involving a public offering.

Item 9.01 Financial Statements and Exhibits.

Exhibit No	Exhibit
10.1	Form of Letter Agreement
10.2	Form of New Warrant
10.3	Engagement Agreement between the Company and H.C. Wainwright & Co., LLC (incorporated by reference to 8-K filed December 3, 2020)
10.4	Amendment dated December 28, 2020, to Engagement Agreement between the Company and H.C. Wainwright & Co., LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNHYDROGEN, INC.

Date: December 29, 2020	/s/ Timothy Young
Timothy Young
Chief Executive Officer

2